Exhibit (14)(b)

Consent of Independent Registered Public Accounting Firm

Pathway Capital Opportunity Fund, Inc.

New York, New York

We hereby consent to the use, in this registration statement on Form N-14 for Triton Pacific Investment Corporation, Inc. (the “Registration Statement”), of our report dated August 29, 2017 relating to the June 30, 2017 financial statements of Pathway Capital Opportunity Fund, Inc. (f/k/a Pathway Energy Infrastructure Fund, Inc., the “Fund”), which is contained in such Registration Statement filed on August 13, 2018. Our report contains an explanatory paragraph regarding the Fund’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms”.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

August 13, 2018